Filed Pursuant to Rule 433
Dated February 26, 2008
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior, Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	February 26, 2008
Settlement Date (Original Issue Date):	February 29, 2008
Maturity Date:	February 26, 2010
Principal Amount:	US$1,3400,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.00%
All-in Price:	100.00%
Net Proceeds to Issuer:	US$400,000,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate or any successor service thereof
Index Currency:	U.S. Dollars
Coupon:	Plus 0.40%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 26th day of each February, May, August and November, commencing May 27, 2008 and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated February 26, 2008
Registration Statement: No. 333-132807

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
CUSIP:	36962G3S1

Additional Information:

Plan of Distribution:

GE Capital Markets, Inc. is acting as an agent (the "Agent") in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.00% of the principal amount of the Notes.

The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated February 26, 2008
Registration Statement: No. 333-132807

General

At December 31, 2007, the Company had outstanding indebtedness totaling $496.00 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2007, excluding subordinated notes payable after one year, was equal to $484.93 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,
2003	2004	2005	2006	2007
1.73	1.83	1.67	1.63	1.56

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the Agent will arrange to send you the prospectus if you request it by calling GE Capital Markets, Inc. at 1-203-585-1010 or Investor Communications of the issuer at 1-203-357-3950.